Exhibit 99.1
IMAX CORPORATION
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
       www.imax.com
FOR IMMEDIATE RELEASE
IMAX Corporation Announces Redemption of Additional $75 Million of 9 5/8% Senior Notes Due December 2010
New York, NY – October 2, 2009 – IMAX Corporation (NASDAQ:IMAX; TSX:IMX) announced today that it has given notice of the redemption of $75 million principal amount of its 9 5/8% Senior Notes due December 1, 2010 (the “Notes”). The redemption notice stipulates a redemption date of December 1, 2009 at a price of 100.00%, plus accrued and unpaid interest.
To date, IMAX has redeemed $55.6 million of its original issue of $160 million of Notes, following successful equity offerings in June and August of this year that raised $130.7 million of cash, net of offering expenses. Upon completion of the current redemption, $29.4 principal amount of the Notes will remain outstanding.
“We are very pleased to continue de-levering the Company,” said IMAX’s Chief Executive Officer Richard L. Gelfond. “We are currently in discussions regarding obtaining the remaining debt financing and look forward to completing the redemption of the full issue.”
This news release is for information purposes only and is not an offer to buy any securities of IMAX Corporation. A formal notice of redemption is being provided separately to holders of the Notes in accordance with the terms of the indenture governing the Notes.
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX® theatres delivering the world’s best movie presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR®, technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of June 30, 2009, there were 394 IMAX theatres (273 commercial, 121 institutional) operating in 44 countries.
IMAX®, IMAX® 3D, IMAX DMR®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.tinyurl.com/facebookimax), Twitter (www.twitter.com/imaxnews) and YouTube (www.youtube.com/imaxmovies).
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Business Media:
Sloane & Company, New York
Whit Clay
212-446-1864
wclay@sloanepr.com

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